                                                              EXHIBIT 99.1



(HEALTHSPRING LOGO)


Company Contact:   J. Gentry Barden, Esq.
                   Senior Vice President & General Counsel
                   HealthSpring, Inc.
                   (615) 401-4531


                  HEALTHSPRING CLARIFIES PART D ENROLLMENT DATA


NASHVILLE, Tenn. (May 1, 2006) - In response to the posting by the Centers for Medicare and Medicaid Services ("CMS") of Part D enrollment data, HealthSpring, Inc. (NYSE:HS) is releasing its Medicare Advantage (including Part D) membership enrollment data in order to clarify potential investor misinterpretations of the CMS data. Please note that CMS's data relates to Part D enrollment only (in other words, it does not reflect Medicare Advantage-only membership) as of April 27, 2006 and does not reflect the ongoing enrollment reconciliation process. For these and other reasons, CMS has acknowledged that its published data may be different from Medicare Advantage plans' internal counts as of any particular date, including HealthSpring's.

         According to HealthSpring's current internal enrollment data, as of March 31, 2006 membership in all of its Medicare Advantage plans was as follows:



                     MA-only                                   4,319
                     MA-PD                                    99,787
                                                           ---------
                         Total                               104,106(a)

                     Stand-alone PDP                          74,985(b)


(a) Includes approximately 2,000 members HealthSpring is attempting to reconcile to CMS records.

(b) Does not include additional members auto-assigned after March 31, 2006, effective May 1, 2006.

ABOUT HEALTHSPRING, INC.

HealthSpring, Inc. is one of the largest managed care organizations in the United States whose primary focus is the Medicare Advantage market. The Company currently owns and operates Medicare Advantage and stand-alone Medicare prescription drug plans in Tennessee, Texas, Alabama, Illinois, and Mississippi. In addition, the Company uses its infrastructure and provider networks in Tennessee and Alabama to offer commercial health plans to individuals and employer groups.


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